Exhibit 99.1

Disciplined Growth Acquisition Corporation Announces Pricing of $150 Million Initial Public Offering

Garden City, New York, May 26, 2026 (GLOBE NEWSWIRE) -- Disciplined Growth Acquisition Corporation (NYSE: DGACU) (the “Company”) today announced the pricing of its initial public offering of 15,000,000 units at a price of $10.00 per unit. Each unit issued in the offering consists of one Class A ordinary share of the Company and one right to receive one-fourth (1/4) of a Class A ordinary share upon the consummation of the Company’s initial business combination. In connection with the offering, $10.05 per unit will be deposited into a trust account with Odyssey Transfer and Trust Company acting as trustee.  The Company’s units are expected to be listed on the New York Stock Exchange (“NYSE”) under the symbol “DGACU” and are expected to begin trading on May 27, 2026. Once the securities comprising the units begin separate trading, the Class A ordinary shares and rights are expected to be listed on NYSE under the symbols “DGAC” and “DGACR,” respectively. The closing of the offering is anticipated to take place on or about May 28, 2026, subject to customary closing conditions.

Maxim Group LLC is acting as the sole book-running manager for the offering. The Company has granted the underwriter a 45-day option to purchase up to an additional 2,250,000 units at the initial public offering price less the underwriting discount to cover over-allotments, if any.

A registration statement relating to the units and the underlying securities was declared effective by the Securities and Exchange Commission on May 26, 2026. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of, these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The offering is being made only by means of a prospectus, copies of which may be obtained from Maxim Group LLC, 300 Park Avenue, 16th Floor, New York, NY 10022, Attention: Syndicate Department, by telephone at (212) 895-3745 or by email at syndicate@maximgrp.com, or by accessing the SEC’s website, www.sec.gov.

About Disciplined Growth Acquisition Corporation

Disciplined Growth Acquisition Corporation is a blank check company formed for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination involving the Company with one or more businesses or entities. The Company may pursue an initial business combination target in any industry or geographical location. It intends to focus its search in the financial technology, aerospace and defense technology, clean technology and other sectors with disruptive market opportunities, although it may pursue an acquisition opportunity in any business, industry, sector or geographical location.

The Company’s management team is led by Robert Wotczak, its Chief Executive Officer and Chairman, and Emma Dell’Acqua, its Chief Financial Officer.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering. No assurance can be given that such offering will be completed on the terms described, or at all. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the offering filed with the Securities and Exchange Commission. The Company undertakes no obligation to update these statements for revisions or changes after the date of this press release, except as required by law.

Contact Information:

Disciplined Growth Acquisition Corporation
Patricia McCarron
Director of Strategy & Operations
Phone : 516-550-4122
Email : info@dgacspac.com